[GRAPHIC OMITTED] [WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Mark Burford, Director of Investor Relations 303.837.1661 or markb@whiting.com

Whiting Petroleum Closes Producing Properties Acquisitions of $19 Million;
Acquisitions/Mergers in 2004 Total $535 Million;
Updates Significant Drilling Results – 95% Drilling Success Rate in 2004;
Reports Record 2004 Exit Rate of 188 Mmcfe per day

Recently Closed Acquisitions Add 14.7 Bcfe of Proved
Reserves at $1.29/Mcfe

DENVER – January 18, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today announced that it has acquired oil and gas producing properties in Mississippi and Texas from two private sellers. The Mississippi transaction covers proved reserves in the Lake Como field in Jasper County. In the Permian Basin of Texas, the Company acquired an additional working interest in the Would Have field in Howard County. This purchase increased Whiting’s average working interest in the Would Have field to approximately 86 percent, added proved reserves and provides Whiting with several drilling opportunities for non-proved reserves.

In total, the Company paid $19 million, adding 14.7 billion cubic feet equivalent (Bcfe) of proved reserves at $1.29 per thousand cubic feet equivalent (Mcfe). Including these two transactions, in 2004 Whiting purchased $535 million of proved reserves at an average acquisition cost of $1.23 per Mcfe.

At the effective date of each transaction the following table summarizes certain information about the purchase price, the estimated proved reserves, average daily production and other information for the acquisitions Whiting completed in 2004.

								Purchase Price Metrics
Location	Purchase Price (In millions)	Proved Reserves (Bcfe)	% Natural Gas	% Developed	Average Daily Production (MMcfe/d)	R/P Ratio		$/Proved Reserves ($/Mcfe)	$/Daily Production ($/Mcfe/d)
1 Equity Oil Company	$72.6	87.7	32%	79%	18.2	13.2	x	$0.83	$3,989
2 Colorado/ Wyoming	44.2	39.8	54	82	8.9	12.3		1.11	4,989
3 Louisiana/Texas	19.3	12.0	91	63	3.7	8.9		1.61	5,216
4 Permian Basin Properties	345.0	251.1	18	59	37.8	18.2		1.37	9,118
5 Wyoming/Utah	35.0	30.8	35	92	6.3	13.4		1.14	5,556
6 Misssissippi/Permian addl. interest(1)	19.0	14.7	13	62	2.5	16.1		1.29	7,580

TOTAL	$535.1	436.1	27%	68%	77.4	15.4	x	$1.23	$6,913

(1)	Proved reserves for Mississippi are based on reserve reports prepared by our engineering staff. Proved reserves for the Permian interest acquired are based on a reserve report prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers, as of July 1, 2004. For the Mississippi property revenues and volumes are included in our results beginning November 3, 2004. For the Permian properties revenues and volumes are included in our results beginning January 1, 2005.

James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, commented: “The 2004 property acquisitions and Equity merger have accretively added proved reserves behind each share of Whiting. These properties are concentrated in Whiting’s core Rocky Mountain, Permian and Gulf Coast areas where we have a track record of successfully growing reserves and production through ongoing exploitation and development drilling.”

Daily Production Increases

For the fourth quarter of 2004, Whiting’s production is expected to average 184.7 million cubic feet equivalent (Mmcfe) per day which is an increase of 79% as compared to the fourth quarter 2003 average rate of 103.2 Mmcfe per day. Whiting’s net production for December 2004 averaged 188.0 Mmcfe per day, a 6% increase over the Company’s October 1, 2004 rate of 177.7 Mmcfe per day. In comparison to its October 1, 2004 annualized production rate of 64.9 Bcfe Whiting reiterates its 2005 organic production growth target of 6 to 10 percent, i.e. 2005 production in the range of 69 to 71 Bcfe.

Highlights of Recent Drilling Operations

Williston Basin

Whiting realized continued success in its new Nisku A horizontal exploration project in Billings County, North Dakota. Whiting has drilled a total of ten horizontal casing exit re-entries since the MOI Stillwater 21-23H discovery in the third quarter of 2004. Of the ten wells drilled nine were successful in the Nisku A. The Company has 33,000 net acres in this play. Whiting’s gross year end 2004 production exit rate from the Nisku A wells totaled 1,626 barrels of oil and 1.0 Mmcf of natural gas per day.

Gulf Coast

In the fourth quarter, Whiting completed three additional successful wells in its Stuart City Reef Trend properties. Whiting completed the Rhodes Trust #3H at a gross initial producing rate (IP) of 2.8 Mmcfe per day, the Hudson Strawn at 1.0 Mmcfe per day and the Pinson Slaughter #1 at 1.3 Mmcfe per day. Additionally, the Company participated in three successful Vicksburg Trend wells; the Bell Farms #2, the Smith #L3 and the Mathews #1. These wells are producing at a combined net rate to Whiting of 5.5 Mmcfe per day. The Company also participated in drilling the Bettie Bell #1 (a non-operated 32.5% working interest) for the Cotton Valley Reef formation, in Robertson County Texas. In January 2005, the Bettie Bell was connected and is currently producing at a gross rate of 9.0 Mmcfe per day (2.1 Mmcfe per day net to Whiting).

2004 Drilling Activity Summary

The table below summarizes Whiting’s drilling activity and capital spending through December 31, 2004.

	Gross/Net Wells Drilled/Recompleted
	Successful	Unsuccessful	Total New Drilling	% Success Rate	Recompletions	Capital Spending
						($MM)
9-Months ended 9/30/04	108 / 46.2	8 / 3.5	116 / 49.7	93% / 93%	25 / 17.5	$52.8
Fourth Quarter 2004	52 / 28.8	1 / 0.4	53 / 29.2	98% / 98%	3 / 0.7	26.6

Full Year 2004	160 / 75	9 / 3.9	169 / 78.9	95% / 95%	28 / 18.2	$79.4

Year End 2004 Debt Position

In the fourth quarter, Whiting repaid $260 million of bank debt with $240 million of net proceeds from the previously announced November 2004 8.625 million common share offering and $20 million of available cash flow from operations after capital expenditures. The bank facility at year end 2004 had an outstanding balance of $175 million with a borrowing base of $480 million. Including the $150 million 7 ¼% Senior Subordinated Notes due 2012, Whiting’s total long-term debt at December 31, 2004 was $325 million.

Fourth Quarter and Year End 2004 Results

Whiting will release its fourth quarter and full year 2004 financial and operating results on Thursday, February 24, 2005 after the market closes. A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) on Friday, February 25, 2005 to discuss Whiting’s fourth quarter and full year 2004 financial and operating results. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

A telephonic replay will be available approximately two hours after the call on Friday February 25, 2005 and continues through Friday, March 4, 2005. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID # 3354925. You may also access a web archive at www.whiting.com approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan, Mid-Continent and California regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

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